Exhibit 99.2

Audited Consolidated Financial Statements of
CBR Holdco, LLC (Successor Company) as of December 31, 2012
and for the Period from July 13, 2012 (date of inception) to December 31, 2012

Independent Auditor’s Report

To the Board of Directors and Management
of CBR Holdco, LLC

We have audited the accompanying consolidated financial statements of CBR Holdco, LLC and its subsidiaries, which comprise the consolidated balance sheets as of December 31, 2014, 2013 and 2012 and the related consolidated statements of operations, of members’ equity and of cash flows for the years ended December 31, 2014 and 2013 and the period from July 13, 2012 to December 31, 2012.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the consolidated financial statements based on our audits.  We conducted our audits in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements.  The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error.  In making those risk assessments, we consider internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control.  Accordingly, we express no such opinion.  An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.  We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CBR Holdco, LLC and its subsidiaries at December 31, 2014, 2013 and 2012, and the results of their operations and their cash flows for the years ended December 31, 2014 and 2013 and the period from July 13, 2012 through December 31, 2012, in accordance with accounting principles generally accepted in the United States of America.

/s/ PricewaterhouseCoopers LLP

San Jose, California

April 14, 2015

CBR Holdco, LLC

Consolidated Balance Sheet

December 31, 2012

Assets
Current assets
Cash and cash equivalents	$20,086,006
Accounts receivable, net of allowance for doubtful accounts of $2,047,328	10,622,431
Inventories	7,420,432
Deferred tax assets	1,772,390
Restricted cash	2,343,396
Prepaid and other current assets	25,362,162
Total current assets	67,606,817
Property and equipment, net	31,643,403
Restricted cash	14,596,420
Goodwill	287,502,236
Other intangibles	162,540,145
Deferred tax assets	3,958,383
Other long-term assets	2,876,786
Total assets	$570,724,190

Liabilities and Members’ Equity
Current liabilities
Accounts payable	$4,211,761
Accrued liabilities	10,628,186
Deferred revenue	12,552,212
Term loan	4,073,842
Other current liabilities	683,488
Total current liabilities	32,149,489

Non-current liabilities
Deferred revenue, net of current portion	4,232,581
Term loan, net of current	142,082,801
Notes payable	62,109,284
Other long term liabilities	106,667,285
Deferred rent	242,431
Total liabilities	347,483,871

Commitments and Contingencies (note 14)

Members’ Equity
Common units; 45,025,336 units authorized; 24,001,090 issued and outstanding	238,010,903
Additional paid-in capital	2,201,394
Accumulated deficit	(16,971,978)
Total members’ equity	223,240,319
Total liabilities and members’ equity	$570,724,190

The accompanying notes are an integral part of these consolidated financial statements.

CBR Holdco, LLC

Consolidated Statement of Operations

Period from July 13, 2012 (date of inception) to December 31, 2012

Revenues
Net revenues	$23,868,523
Other revenue	47,729
Total revenues	23,916,252
Operating costs and expenses
Cost of services	8,409,002
Selling, general, and administrative	28,906,509
Research and development	11,641
Transaction costs	4,767,609
Total operating expenses	42,094,761
Loss from operations	(18,178,509)
Interest expense, net	5,584,957
Interest income	4,105

Loss before provision for income taxes	(23,759,361)
Provision for income taxes	(9,525,210)
Net loss	$(14,234,151)

The accompanying notes are an integral part of these consolidated financial statements.

CBR Holdco, LLC

Consolidated Statement of Members’ Equity

Period from July 13, 2012 (date of inception) to December 31, 2012

			Additional		Total
	Common units		paid-in	Accumulated	members'
	Units	Amount	capital	deficit	equity
Opening balances as of July 13, 2012	—	$—	$—	$(2,737,827)	$(2,737,827)

Common units issued to investors for cash	21,260,340	212,603,396	—	—	212,603,396
Common units issued to employees in connection with the acquisition	2,533,251	25,332,507	—	—	25,332,507
Common units issued in lieu of cash compensation	7,500	75,000	—	—	75,000
Incentive units issued to employee	200,000	—	—	—	—
Stock-based compensation	—	—	1,726,881	—	1,726,881
Tax benefit from CBR stock options	—	—	474,513	—	474,513
Net loss	—	—	—	(14,234,151)	(14,234,151)
Balances as of December 31, 2012	24,001,091	$238,010,903	$2,201,394	$(16,971,978)	$223,240,319

The accompanying notes are an integral part of these consolidated financial statements.

CBR Holdco, LLC

Consolidated Statement of Cash Flows

Period from July 13, 2012 (date of inception) to December 31, 2012

Cash flows from operating activities:
Net loss	$(14,234,151)
Adjustments to reconcile net loss to net cash used in operating activities
Stock-based compensation expense of incentive units	1,726,881
Non-cash bonus award	75,000
Non-cash transaction costs	2,729,330
Tax benefit from CBR stock options	474,513
Depreciation	2,325,106
Amortization of intangibles	5,549,855
Deferred Income Taxes	(5,420,011)
Allowance for doubtful accounts	180,000
Amortization of debt discounts and issuance costs	362,267
Changes in assets and liabilities:
Accounts receivable	(682,386)
Inventories	(891,051)
Prepaid expenses and other current assets	(373,107)
Accounts payable	1,990,182
Deferred revenue	11,782,775
Accrued expenses	(11,852,326)
Other long-term liabilities	4,424,342
Net cash used in operating activities	(1,832,781)

Cash flows from investing activities:
Restricted cash	(16,839,816)
Purchase of property, plant, and equipment	(1,029,305)
Purchase of business, net of cash acquired	(374,576,924)
Net cash used in investing activities	(392,446,045)

Cash flows from financing activities:
Proceeds from sale of membership units	207,756,008
Net borrowings under line of credit agreement	209,181,567
Debt issuance costs	(1,635,243)
Repayments of bank borrowings	(937,500)
Net cash provided by financing activities	414,364,832

Net increase in cash and cash equivalents	$20,086,006

Cash and cash equivalents at beginning of period	—
Cash and cash equivalents at end of period	$20,086,006

Supplemental disclosures of cash flow information:
Cash paid for interest	$(5,200,607)

Supplemental disclosures of non-cash investing and financing activities:
Non-cash consideration in connection with purchase of business
Common units issued	$25,332,507
Contingent consideration	6,386,502
Retained amount	25,865,394

The accompanying notes are an integral part of these consolidated financial statements.

CBR Holdco, LLC

Notes to the Consolidated Financial Statements

For the period from July 13, 2012 (date of inception) to December 31, 2012

(1)                                 Organization and Nature of Operations

CBR Holdco, LLC (“Holdco”) was formed on July 13, 2012.  Holdco, a Delaware limited liability company, is the parent of CBR Acquisition Holdings Corp (“Holdings”), a Delaware corporation and a wholly owned subsidiary and the parent of Cbr Systems, Inc. (“CBR”), a Delaware corporation and a wholly owned subsidiary (collectively, “the Company”).

The consolidated financial statements for period from July 13, 2012 (date of inception) to December 31, 2012 reflects the financial results of the Company. The financial results of CBR are included for the period from September 19, 2012, the closing date of the acquisition (see Note 2), to December 31, 2012.

CBR was founded in 1994 as a California corporation. In November 2011, CBR reincorporated as a Delaware corporation. CBR provides services for: 1) the collection and processing of newborn stem cells from umbilical cord blood and the cryogenic storage of the cells; and 2) the collection of umbilical cord tissue and the cryogenic storage of the tissue. Umbilical cord blood and tissue are rich and diverse sources of stem cells that can be collected without ethical concerns in a ten-minute window immediately after birth. CBR believes that stem cells, which are precursors of the specialized cells that comprise the body’s immune and blood systems, are beneficial in the treatment of various cancers, immune system disorders, and genetic defects. Additionally, this population of stem cells is an increasingly sought after source for clinical research in regenerative medicine because these cells have demonstrated embryonic-like capabilities to proliferate and develop into all of the major cell types in the body, without tumor or immune response issues.

CBR is headquartered in San Bruno, California with business operations in Tucson, Arizona.

(2)                                 Acquisition

On August 10, 2012, Holdco, Holdings and CBR signed a merger agreement which was completed on September 19, 2012, in which Holdco through its wholly owned subsidiary, Holdings, acquired 100% of the outstanding capital stock of CBR. The transaction was accounted for as a business combination using the acquisition method of accounting in accordance with Accounting Standards Codification (ASC) 805, Business Combinations.

The total purchase price of $451,506,000 consisted of $419,786,991 of cash consideration, $25,332,507 of common units and $6,386,502 of contingent consideration at fair value.

Common units with a value of $25,332,507 were issued to CBR management in exchange for a portion of their CBR common stock held immediately prior to the merger.

Pursuant to the merger agreement, certain employees of CBR are eligible for additional compensation of up to $9.9 million if they continue to work for CBR. The Employment related amount ("ERA") is scheduled to be paid evenly on an annual basis over a three-year period, each on the anniversary date of the merger.  The ERA payment is service-based and contingent on future employment with CBR. In the event an individual is no longer employed with the Company on the applicable anniversary date, the designated amount for such employee will be forfeited by the employee and added to the retained amount that ultimately may be paid to the selling shareholders.  Amounts paid to employees under this compensation arrangement are expensed and accrued over the service period.

CBR Holdco, LLC

Notes to the Consolidated Financial Statements

For the period from July 13, 2012 (date of inception) to December 31, 2012

The $6.4 million contingent consideration at fair value is comprised of the following two items: i) payments of up to $9.9 million if certain individuals are not retained as employees on an annual basis over a three-year period, on each of the anniversary dates of the merger and ii) up to $4.2 million related to the utilization of carry forward net operating losses for state tax purposes. The Company has recorded, as of the acquisition date, the estimated fair value of the contingent payments of $6.4 million as a component of the consideration transferred as part of the acquisition.

The recognized amounts of the assets acquired on September 19, 2012 were based on estimates of their respective fair values at that date. The following summarizes the assets acquired:

Assets
Cash	$19,347,164
Accounts receivable, net	10,120,044
Prepaid expenses	1,846,679
Inventories	6,529,381
Real property	8,630,000
Personal property	24,309,204
Restricted cash	100,000
Deferred tax asset	4,379,936
Other assets	22,606,268
Trade names	30,090,000
Patents/proprietary technology	23,090,000
Customer relationships	114,910,000
Goodwill	287,502,236
Total assets	553,460,912

Liabilities
Accounts payable	(2,221,579)
Accrued liabilities	(10,316,644)
Deferred revenue	(5,002,017)
Deferred tax liability	(74,984,564)
Other liabilities	(9,430,108)

Net assets acquired	$451,506,000

A portion of the overall purchase price was allocated to acquired intangible assets. Amortization expense associated with acquired intangible assets is not deductible for tax purposes. Therefore, $67.1 million was established as a deferred tax liability for the future amortization of these intangibles and is included in other long term liabilities (see note 9).

The fair value of cash, accounts receivable, inventory, prepaid expenses, restricted cash, other assets, accounts payable, accrued liabilities and other liabilities were recorded at fair value, which in most cases approximates the historical carrying values given the short-term nature of these assets and liabilities.

The fair values for acquired property, plant and equipment, intangible assets and deferred revenue were determined with the input from a third party valuation specialist using estimates of replacement cost or estimates of discounted cashflows.

CBR Holdco, LLC

Notes to the Consolidated Financial Statements

For the period from July 13, 2012 (date of inception) to December 31, 2012

The fair values of certain other assets and certain other long term liabilities were determined internally by management using estimates of discounted cashflows and a weighted average cost of capital.

The fair value of the acquired identifiable intangibles was determined by using Level 3 inputs, which are estimated using significant unobservable inputs. Goodwill was recognized for the amount of consideration in excess of the identifiable assets and liabilities assumed as of the merger date.

While the Company used its best estimates and assumptions to accurately value assets acquired and liabilities assumed at the acquisition date as well as contingent consideration, where applicable, the Company's estimates are inherently uncertain and subject to refinement. As a result, for those estimates where the Company continues to gather and analyze information that existed or was available or obtainable as of the acquisition date, the Company will record adjustments to the assets acquired and liabilities assumed with the corresponding offset to goodwill as part of the one year measurement period adjustment. Upon the conclusion of the measurement period or final determination of the values of assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are recorded to the consolidated statements of operations.

Acquisition costs directly related to the acquisition are expensed as incurred in accordance with authoritative accounting guidance. The accumulated deficit of $2,737,827, net of taxes, represents the transaction costs incurred on behalf of Holdings prior to July 13, 2012 (date of inception). Transactions costs incurred after inception either by or on behalf of Holdings, are reflected in the consolidated statement of operations.

(3)                                 Summary of Significant Accounting Policies

(a)                   Use of Estimates in Preparation of Financial Statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant items subject to such estimates and assumptions include the useful lives of fixed assets, valuation of goodwill and purchased intangible assets, allowances for doubtful accounts, deferred tax assets, inventory valuation, and share-based compensation.

(b)                   Principles of Consolidation

The consolidated financial statements include the accounts of Holdco, Holdings, and CBR.  All significant intercompany balances and transactions have been eliminated.

(c)                    Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Cash and cash equivalents consist of cash in bank checking and money market accounts.

CBR Holdco, LLC

Notes to the Consolidated Financial Statements

For the period from July 13, 2012 (date of inception) to December 31, 2012

(d)                     Fair Value of Financial Instruments

The Company follows the provisions of ASC Topic 820, Fair Value Measurements and Disclosures, for fair value measurements of financial assets and financial liabilities. ASC Topic 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC Topic 820 also includes a framework for measuring fair value and expands disclosures about fair value measurements. ASC Topic 820 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to measurements involving significant unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:

•                  Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

•                 Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

•                  Level 3 inputs are unobservable inputs for the asset or liability.

The level in the fair value hierarchy within which a fair value measurement in its entirety falls is based on the lowest level input that is significant to the fair value measurement in its entirety.  See note 12.

(e)                      Accounts Receivable

Accounts receivable are recorded at the invoiced amounts and do not bear interest. The Company maintains an allowance for doubtful accounts for estimated losses inherent in its accounts receivable portfolio. In establishing the required allowance, management considers historical losses adjusted to take into account current market conditions and customers’ financial conditions, the amount of receivables in dispute, and the current receivables aging and current payment patterns. The Company reviews its allowance for uncollectible accounts monthly. Past-due balances over 90 days and over a specified amount are reviewed individually for collectability. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

(f)                        Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents, restricted cash, and accounts receivable. The Company extends credit to its customers based on an evaluation of the customer’s financial condition, generally without requiring a deposit or collateral. Exposure to losses on receivables is principally dependent on each customer’s financial condition. The Company monitors its exposure for credit losses and maintains allowances for anticipated losses, as needed. Although the Company deposits its cash and cash equivalents and restricted cash with major financial institutions, its deposits, at times, may exceed federally insured limits.

(g)                     Inventories

Inventories consist of cord blood collection kits and processing bags. The Company values inventories at lower of cost or market using the specific-identification method. The Company

CBR Holdco, LLC

Notes to the Consolidated Financial Statements

For the period from July 13, 2012 (date of inception) to December 31, 2012 analyzes inventory levels monthly, and expired inventory is disposed of and the related costs are written off.

(h)                     Property and Equipment

Property and equipment consists of land, building and improvements, computer equipment and software, laboratory equipment, office furniture and equipment, leasehold improvements, and construction in progress. Property and equipment are recorded at cost and are depreciated using the straight-line method based upon estimated useful lives of 1 to 40 years. Leasehold improvements are amortized on a straight-line basis over the shorter of the asset useful life or remaining lease term.

(i)                        Internally Developed Software

The Company capitalizes the cost of software developed for internal use in accordance with ASC Topic 350 (Statement of Position (SOP) 98-1), Intangibles — Goodwill and Other. Capitalization of the costs of software developed or obtained for internal use begins at the application development phase of the project and totaled $184,782 during July 13, 2012 to December 31, 2012. Amortization of the costs of software developed for internal use begins when the assets are placed in productive use. Software currently in development is included in construction in progress.

(j)                        Restricted Cash

Restricted cash at December 31, 2012 consists of cash in money market accounts related to providing certain employees of CBR additional compensation for continuing to work for CBR, funding a portion of the retained amount and $100,000 collateral for a letter of credit in conjunction with the G.E. Capital CareCredit client payment plan program.

(k)                     Goodwill and Other Intangible Assets

Goodwill has an indefinite useful life and is not amortized. Goodwill is tested annually for impairment and whenever events occur or circumstances change that would more likely than not reduce the fair value of the reporting unit below its carrying amount. The Company first assesses qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. The qualitative factors include, but are not limited to, a deterioration in general economic condition, changes in market environment including increased competition, cost increases, changes in management and key personnel and overall financial performance of the Company. If events and circumstances, evaluated on the basis of the weight evidence, indicate that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, a two-step impairment test is used to identify potential goodwill impairment. In the first step, we compare the fair value of the reporting unit to its carrying value. The second step, if necessary, measures the amount of impairment by applying fair-value-based tests to the individual assets and liabilities within the reporting unit.

The Other intangible assets include assets with finite useful lives and are amortized over their estimated useful lives based on their pattern of consumption. Intangible assets subject to amortization are reviewed for impairment in accordance with accounting standards related to impairment or disposal of long-lived assets. An impairment loss is recognized if the carrying amount of an intangible asset is not recoverable and its carrying amount exceeds its fair value.

There has been no impairment loss related to goodwill or other intangible assets recorded as of December 31, 2012.

CBR Holdco, LLC

Notes to the Consolidated Financial Statements

For the period from July 13, 2012 (date of inception) to December 31, 2012

(l)                        Contingent Consideration

The fair value of the contingent consideration is remeasured at the estimated fair value at each year end with the change in fair value recognized as income or expense in the Company’s consolidated statements of operations. Therefore, any changes in the fair value will impact the Company’s results in such reporting period thereby resulting in potential variability in the Company’s results until contingencies are resolved

(m)                  Revenue Recognition

Revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, and collection is reasonably assured.  For multi-element arrangements, the Company allocates revenue to all deliverables based on their relative selling prices.

In October 2009, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Updates (ASU) 2009-13, Revenue Recognition (Topic 605): Multiple-Deliverable Revenue Arrangements, which requires the Company to establish a hierarchy to determine the selling price to be used for allocating revenue to deliverables as follows: (i) vendor specific objective evidence (“VSOE”), (ii) third-party evidence of selling price (“TPE”), and (iii) best estimate of the selling price (“ESP”). VSOE generally exists only when the Company sells the deliverable separately and it is the price actually charged by the Company for that deliverable. ASU 2009-13 also requires that any discounts given to the customer be allocated by applying the relative selling price method.

The Company has identified two deliverables generally contained in the arrangements involving the sale of its umbilical cord blood and/or cord tissue products. The first deliverable is associated with enrollment, including the provision of a collection kit and processing. Revenue for this deliverable is recognized after the collection and successful processing of a cord blood/cord tissue unit. The second deliverable is either the annual storage of a specimen or the 18 year, 25 year, or 30 year storage (“prepaid storage”) of a specimen. Revenue for this deliverable is recognized ratably over the length of the payment service period. The Company has allocated revenue between these deliverables using the relative selling price method.  The selling price for the enrollment, collection kit and processing deliverable and the prepaid storage option are determined based on ESP because the Company doesn’t have VSOE or TPE.  The selling price for the annual storage option is determined based on VSOE as the Company has standalone renewals to support the selling price.

Deferred revenue includes: (1) amounts collected in advance of unit processing and (2) amounts associated with unearned storage fees collected at the beginning of the storage contract term, net of allocated discounts. Amounts not expected to be recognized within the next year are classified as long-term deferred revenue.

(n)                     Shipping and Handling Fees and Costs

The Company bills its customers a fee for the shipping of the collection kits. During July 13, 2012 to December 31, 2012, these revenues were $1,618,200 and are recorded in net revenues. The costs associated with the shipping of the collection kit are recorded in cost of services. During July 13, 2012 to December 31, 2012, these costs were $1,371,905.

CBR Holdco, LLC

Notes to the Consolidated Financial Statements

For the period from July 13, 2012 (date of inception) to December 31, 2012

(o)                     Rental Revenue and Expenses

The Company owns a building in Tucson, Arizona and leases 10,000 square feet to one tenant. Rental revenue is recognized on a straight-line basis over the life of the lease agreement which expired on March 31, 2013. Rental revenue is recorded in other revenue. Future minimum lease payments to be received are as follows:

2013	$42,114
Total	$42,114

Operating expenses related to the building consist of utilities, maintenance, depreciation, and building management fees. During July 13, 2012 to December 31, 2012, these costs were $90,862 and are recorded in selling, general, and administrative expenses.

(p)                     Research and Development

Research and development costs are expensed as incurred and consist primarily of contracted services and other direct expenses.

(q)                     Advertising Costs

The Company capitalizes costs associated with print media advertising space. The capitalized costs are amortized over their expected periods of use.

At December 31, 2012, $101,460 of advertising was reported as assets and included in prepaid and other in the accompanying balance sheet. Advertising expense was $3,304,102 between July 13, 2012 to December 31, 2012 and is included in selling, general, and administrative expenses in the accompanying consolidated statement of operations.

(r)                       Impairment of Long-Lived Assets

Long-lived assets, such as property, plant, and equipment, and purchased intangibles subject to amortization are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset group may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset group to estimated undiscounted future cash flows expected to be generated by the asset group. If the carrying amount of an asset group exceeds its estimated undiscounted future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset group exceeds the fair value of the asset group.

(s)                       Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

CBR Holdco, LLC

Notes to the Consolidated Financial Statements

For the period from July 13, 2012 (date of inception) to December 31, 2012

In accordance with FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (FIN 48), included in ASC Subtopic 740-10, Income Taxes — Overall, the Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Change recognition or measurement is reflected in the period in which the change in judgment occurs.

(t)                        Management Incentive Units

The Company accounts for stock-based compensation in accordance with ASC Topic 718 (SFAS No. 123R), Compensation — Stock Compensation.  ASC Topic 718 requires that all stock-based compensation be recognized as an expense in the financial statements and that such cost be measured at the fair value of the award.

(u)                     Comprehensive Loss

The Company has no components of other comprehensive loss other than its net loss, and accordingly, the comprehensive loss is equivalent to the net loss.

(v)                      Recent Accounting Pronouncements

In December 2011, the FASB amended ASC Topic 210, Balance Sheet. This amendment enhances disclosure requirements about the nature of an entity’s right to offset and related arrangements associated with its financial instruments and derivative instruments.  The amendment requires disclosure of the gross amounts subject to rights of set-off, the amounts offset in accordance with the accounting standards followed, and the related net exposure.  The amendment will be effective for the Company for the period beginning January 1, 2013.  The adoption of this amendment concerns disclosure only and the Company does not expect it to have an impact on the Company’s consolidated financial position, results of operations or cash flows.

In July 2012, the FASB amended ASC Topic 350, Intangibles — Goodwill and Other.  This amendment is intended to simplify how an entity tests goodwill for impairment and will allow an entity to first assess qualitative factors to determine whether it is necessary to perform the two-step quantitative goodwill impairment test.  An entity no longer will be required to calculate the fair value of a reporting unit unless the entity determines, based on a qualitative assessment, that it is more likely than not that the reporting unit’s fair value is less than its carrying amount.  This amendment will be effective for the Company beginning on January 1, 2013.  The adoption of this amendment is not expected to have a material impact on the Company’s consolidated financial position, results of operations and cash flows.

(4)                     Prepaid and Other Current Assets

Prepaid and other current assets consist of the following as of December 31, 2012:

Tax receivable	$22,391,828
Prepaid expenses	2,307,190
Debt issuance costs, short term	663,144
Prepaid and other current assets	$25,362,162

CBR Holdco, LLC

Notes to the Consolidated Financial Statements

For the period from July 13, 2012 (date of inception) to December 31, 2012

(5)                     Property and Equipment

Property and equipment, net, consists of the following as of December 31, 2012:

	2012	Useful Life
Land	$700,000	N/A
Building and improvements	7,930,000	40 years
Computer equipment and software	15,904,740	3-7 years
Laboratory equipment	4,771,893	3-7 years
Office furniture and equipment	840,950	3-5 years
Leasehold improvements	618,626	4-5 years
Construction in progress	3,202,300	N/A
	33,968,509
Less accumulated depreciation	(2,325,106)
Property and equipment, net	$31,643,403

Depreciation expense totaled $2,325,106 during July 13, 2012 to December 31, 2012.

(6)                     Goodwill and Other Intangible Assets

The business combination described in Note 2 resulted in the recognition of intangible assets in the amount of $455,592,236, including $287,502,236 for goodwill and $168,090,000 for other intangible assets.

The identifiable intangible assets classes subject to amortization, their gross carrying amount, and accumulated amortization as of December 31, 2012 are as follows:

	Gross Carrying	Accumulated	Weighted Amortization Period
Intangible Asset	Amount	Amortization	During Acquisition Period
Trade names	$30,090,000	$753,305	20 years
Patents and proprietary technology	23,090,000	878,486	10 years
Customer relationships	114,910,000	3,918,064	25 years
	$168,090,000	$5,549,855	22 years

The total weighted-average amortization period of the intangible assets with the finite useful lives was 22 years during the acquisition period.  The Company recorded amortization expense of $5,549,855 for the period during July 13, 2012 (date of inception) to December 31, 2012.

CBR Holdco, LLC

Notes to the Consolidated Financial Statements

For the period from July 13, 2012 (date of inception) to December 31, 2012

Estimated aggregate amortization expense for future years is:

2013	$18,179,512
2014	16,796,281
2015	15,529,059
2016	14,397,366
2017	13,013,864
2018 and thereafter	84,624,063
Total	$162,540,145

(7)                     Term Loans and Notes Payable

CBR and Holdings entered into a credit agreement on September 19, 2012 with lending institutions in the form of term loans totaling $150,000,000 (“Term Loans”) and an unsecured notes payable in the amount of $64,000,000 (“Notes Payable”) to fund the merger and acquisition of CBR and the related expenses incurred.  In addition, the credit agreement gives CBR access to a revolving line of credit in the principal amount of $15,000,000, letters of credit and swing line loans to be used for working capital and other general corporate financing purposes.

The Terms Loans may be structured as alternate base rate loans or adjusted LIBOR rate loans.  CBR can convert from one type to the other following the specific conditions and events as described in the credit agreement.  Upon the closing date of the credit agreement, the term loans were structured as alternate base rate loans and bore an interest rate of 7.5%.  In December 2012, CBR converted the term loans to adjusted LIBOR rate loans with an interest rate of 5.56%.  CBR paid $156,200 in December 2012 to convert the interest rate which is included in the unamortized debt discount.

The Term Loans were recorded at an initial carrying value of $147,112,500, net of $2,887,500 in debt discount. The debt discount will be accreted to the carrying value of the Term Loans as a non-cash interest expense utilizing the effective interest rate method over the period ending in September 2017, which is the scheduled maturity date of the Term Loans.  Debt discount amortized during July 13, 2012 (date of inception) to December 31, 2012, was $137,843. At December 31, 2012, the carrying value of the Term Loans was $146,156,643, net of $2,905,857 of unamortized debt discount.

Interest expense on the Term Loans for the period from July 13, 2012 (date of inception) to December 31, 2012 was $3,078,525. Principal payments and the accrued interest are due and payable on a quarterly basis, starting on December 31, 2012. The quarterly payments range from $937,500 to $2,812,500 with a balloon payment of $111,562,500 at the maturity date. The Term Loans mature in September 2017 and are secured by a perfected security interest in, and mortgages on, substantially all the tangible and intangible assets of CBR and each guarantor.  The Term Loans are unconditionally guaranteed by Holdings and each wholly-owned domestic subsidiary of Holdings as specified in the agreement.  CBR may prepay the Term Loans, revolving line of credit loans and swing line loans without premium or penalties.  The agreement requires mandatory prepayment of the term loans upon a certain excess of cash flow as defined in the terms of the agreement. The Term Loans require CBR to maintain certain financial and non-financial covenants.

The Notes Payable are subordinated to the Term Loans and revolving line of credit (senior obligations), accrues interest at 11.75% annually and is due and payable on a quarterly basis.  Interest expense on the Notes Payable for the period from July 13, 2012 (date of inception) to December 31, 2012 was $2,122,082.

CBR Holdco, LLC

Notes to the Consolidated Financial Statements

For the period from July 13, 2012 (date of inception) to December 31, 2012

The Notes Payable were recorded at an initial carrying value of $62,069,067, net of $1,930,933 in debt discount.  The debt discount will be accreted to the carrying value of the Notes Payable as a non-cash interest expense utilizing the effective interest rate method over the period ending in September 2020, which is the scheduled maturity date of the Notes Payable.  Debt discount amortized during July 13, 2012 (date of inception) to December 31, 2012, was $40,217. At December 31, 2012, the carrying value of the Notes Payable was $62,109,284, net of $1,890,716 of unamortized debt discount.

The Notes Payable require CBR to maintain certain financial and non-financial covenants.  The Notes Payable are subject to a mandatory prepayment following (i) the change of control prior to the third anniversary of the closing date of the agreement at a prepayment premium, and (ii) the prepayment of senior loan obligations in connection with casualty event-repayment event as defined in the agreement. CBR is also required to make quarterly payments on the outstanding principle of the note starting September 2017 equal to the specific formula as defined in the agreement. The note matures in September 2020 and is unconditionally guaranteed by Holdings and each wholly-owned domestic subsidiary of Holdings as specified in the agreement.

CBR incurred issuance costs of $3,597,101, consisting primarily of investment banking, legal and other professional fees. These issuance costs were allocated to the Term Loans ($2,846,819) and Notes Payable ($750,282). The total issuance costs were capitalized and are being amortized as non-cash interest expense utilizing the effective interest rate method over the period ending on the scheduled maturity dates of the Term Loans and Notes Payable.  Issuance costs amortized during July 13, 2012 (date of inception) to December 31, 2012, was $184,207.

As of December 31, 2012 there were no borrowings on the revolving line of credit, swing line loans or letters of credit. CBR is charged fees of 0.5% annually on the unutilized revolving line of credit borrowing base.  The fee is due and payable on a quarterly basis, starting on December 31, 2012.  Fees related to the unutilized line of credit during July 13, 2012 (date of inception) to December 31, 2012, were $22,083 and is included in interest expense.  The revolving line of credit matures in September 2020.  The swing line loans are due on the earlier of (i) five business days after such loan is made and (ii) the maturity date of the revolving line of credit.

As of December 31, 2012, the Company was in compliance with all debt covenants.

CBR Holdco, LLC

Notes to the Consolidated Financial Statements

For the period from July 13, 2012 (date of inception) to December 31, 2012

Future minimum payments at December 31, 2012 are:

Years ending December 31,
2013	$20,530,704
2014	22,999,179
2015	23,513,888
2016	25,811,406
2017	129,339,530
2018 and thereafter	84,458,521
Total	306,653,228
Less: amounts representing interest	(93,590,728)
213,062,500
Less: unamortized discount	(4,796,573)
208,265,927
Less: current portion	(4,073,842)
Long term portion	$204,192,085

(8)                            Accrued Liabilities

Accrued liabilities consist of the following as of December 31, 2012:

Professional fees	$282,653
Interest	19,167
Tax payable	4,064,874
Bonus	1,157,504
Other	5,103,988
Accrued liabilities	$10,628,186

(9)                            Other Long Term Liabilities

Other long term liabilities consist of the following as of December 31, 2012:

Deferred tax liability	$70,915,389
Contingent consideration	5,911,989
Retained amount	29,839,907
Other long term liabilities	$106,667,285

Pursuant to the merger agreement, a retained amount was established to cover expenses and potential settlements related to certain pre-acquisition contingencies and breach of general representations and warranties. The retained amount was a component of the purchase price (see Note 2). On the 36th month anniversary of the closing, the Company will pay to the selling shareholders the remaining balance of the retained amount if no claims for indemnification against any security holder remain pending and no amounts are otherwise outstanding under a settlement agreement as of such date. Any amounts added to

CBR Holdco, LLC

Notes to the Consolidated Financial Statements

For the period from July 13, 2012 (date of inception) to December 31, 2012 the retained amount after the 36-month anniversary of the closing, but before the 72-month anniversary, will be paid out by the Company to the selling shareholders. At December 31, 2012, the retained amount was $29,839,907.

Cash of $6,913,023 has been restricted to fund the retained amount. Additionally, proceeds from the tax receivable of $22,391,828 will be used to fund the remaining retained amount.

(10)                          Income Taxes

The Company accounts for income taxes in accordance with ASC Topic 740 (SFAS No. 109), Income Taxes. This standard requires, among other things, recognition of future tax benefits and liabilities, measured by enacted tax rates, attributable to deductible temporary differences between financial statement and income tax bases of assets and liabilities and to tax net operating loss and tax credit carryforwards, to the extent that realization of such benefits is more likely than not.

The following table summarizes the components of the Company’s deferred tax liability as of December 31, 2012:

2012
Deferred revenue	$1,515,208
Accruals, reserves, and other	2,032,391
Transaction costs	2,183,109
Depreciation and amortization	(70,915,412)
Net deferred tax liability	$(65,184,704)

In 2012, the Company recorded income tax payables totaling approximately $4,064,874, in accrued liabilities, in the accompanying balance sheet.

The components of income tax provision are as follows:

07/13/12 (date of inception)
to 12/31/12

Current:
Federal	$4,064,874
State	65,290
4,130,164
Deferred:
Federal	(11,138,356)
State	(2,517,018)
(13,655,374)
Total	$(9,525,210)

The total income tax expense differs from what the income tax expense would be using the federal statutory rate primarily due to state taxes and nondeductible expenses.

CBR Holdco, LLC

Notes to the Consolidated Financial Statements

For the period from July 13, 2012 (date of inception) to December 31, 2012

Pursuant to ASC 718, the benefit of stock options will only be recorded to equity when they reduce cash taxes payable. As of December 31, 2012, the portion of the federal and state net operating loss related to stock options is approximately $3.8 million. The Company is tracking the tax benefit of stock options in a separate memo account and therefore is excluded from the schedule of deferred tax assets.

At December 31, 2012, the Company had state net operating loss carry forwards of approximately $44.6 million. The net operating loss carry forwards expire in 2032.

The Company adopted ASC 740-10 on July 13, 2012 (date of inception). Interest and penalty costs related to unrecognized tax benefits, if any, are classified as a component of other income (expense), net in the accompanying Statements of Comprehensive Loss. We did not recognize any interest and penalty expense related to unrecognized tax benefits for the year ended December 31, 2012.

The State of California implemented a mandatory single sales factor apportionment methodology in November of 2012 for tax years beginning on or after January 1, 2013. As such all of the ending deferred tax assets and deferred tax liabilities are revalued using the revised state rate. The rate results in a lower apportionment which is a significant driver in the deferred state tax benefit noted above.

(11)       Members’ Equity

Under the CBR Holdco Limited Liability Company Agreement (“LLC Agreement”) dated September 19, 2012, the Company is authorized as the Board determines from time to time, to issue common units, which includes incentive units under the Company’s Incentive Unit Plan.

Incentive Unit Plan

CBR’s parent, Holdco has agreements with certain employees and board members whereby those employees and board members have been granted management incentive units.  The incentive units granted are subject to a participation threshold at the grant date, based on the $10 stated value of the common units of Holdco, which increase by 8% per annum. The granted awards contain service criteria, performance criteria, or a combination thereof for vesting.  Incentive units with a service condition generally vests over 5 years with 20% vesting each year.  Incentive units with a performance condition, vests when the internal rate of return exceeds 25%, and when cash outflows to investors exceeds cash inflows from investors by a multiple of 3 times.

A total of 1,878,179 incentive units were granted on September 19, 2012 (of which 200,000 units vested immediately) and an additional 489,786 were granted on December 26, 2012 (of which 70,241 units included a vesting performance criteria). At December 31, 2012, 2,097,724 additional units are available for grant.

Stock-based compensation expense for the period from July 13, 2012 (date of inception) to December 31, 2012 was $1,726,881.

The fair value of the 70,241 incentive units granted with vesting performance criteria totaled $287,286. At December 31, 2012, the Company did not believe the vesting performance criteria were probable and therefore no stock-based compensation has been recorded. Once vesting performance criteria becomes probable, the amortization of the fair value will commence and be recorded as stock-based compensation.

CBR Holdco, LLC

Notes to the Consolidated Financial Statements

For the period from July 13, 2012 (date of inception) to December 31, 2012

The following table summarizes the incentive unit activity for the period from July 13, 2012 (date of inception) through December 31, 2012:

	Incentive Units	Weighted Average Grant
	Outstanding	Date Fair Value
Balance	—	$—
Units granted	2,367,965	10,452,485
Units forfeited	—	—
Balance	2,367,965	$10,452,485

The grant date fair value of all the incentive units was $10,452,485. The fair value of the incentive units was estimated using the Option-Pricing Method (“OPM”). To apply the OPM, the Company calculated the various equity values, at which the sharing percentages would change among the Company’s securities.

The Company estimated volatility based on the historical volatility of similar public companies’ stock price over a preceding period commensurate with the expected term of the incentive units. The Company estimated the expected term of the incentive units considering the timing and probabilities of a liquidity event. The risk-free interest rate for the expected term of the incentive units is based on the U.S. Treasury yield curve in effect at the time of grant.

Total future compensation cost of incentive units is $8,438,318, which is expected to be recognized over a weighted average period of 5 years.

Distributions

The Board may in its discretion make distributions from time to time pursuant to the distribution priorities as set in the LLC Agreement.  No incentive unit shall receive distributions until each common unit that is not an incentive unit has received an amount equal to a hypothetical yield on the aggregate unreturned capital contributions of 8% per annum, compounded quarterly. No portion of any distribution shall be made with respect to any unit that has not been issued or unvested incentive units.

Holdco shall use its reasonable best efforts to distribute to the unitholders within 15 days after the end of fiscal quarter an aggregate amount of cash to approximate the unitholders U.S federal, state and local estimated tax liability for the fiscal quarter. Holdco is required to distribute to unitholders net cash proceeds received from a public offering or a sale of the company within terms as described in the agreement.

Allocations

Net profit or net losses for any calendar year shall be allocated among the unitholders in such a manner that, as of the end of such calendar year, the sum of each unitholder’s capital account, share of minimum gain and partner nonrecourse debt minimum gain shall be equal to the respective net amounts, which would be distributed to them as if Holdco were to liquidate the assets of Holdco for an amount equal to their book value and distribute the proceeds of the liquidation.  Special allocations to the unitholders’ capital accounts are made in the manner required by Treasury Regulation Section 1.704-2.

CBR Holdco, LLC

Notes to the Consolidated Financial Statements

For the period from July 13, 2012 (date of inception) to December 31, 2012

Repurchases

In the event of an employee separation, the co-invest units and the vested incentive units will be subject to repurchase at the Company’s option. The purchase price for each co-invest unit and vested incentive unit will be the fair market value of such unit provided, however, if such separation results from employee’s resignation without good reason or from the Company’s termination of employment with cause (as defined in the employment agreement), the purchase price for each co-invest unit will be the lesser of the employee’s original cost for such unit and fair market value of such unit, and the purchase price for each vested incentive unit will be $0.00.

The Company may elect to purchase all or any portion of the co-invest units and vested incentive units by delivering written notice (the “Repurchase Notice”) to the holder of such securities within twelve months after the separation.

Transfer by Unitholders

No unitholder is allowed to transfer, offer or agree to transfer all or any parts of any interest in such units without the prior written consent of the Board. All Board approved unit transfers are subject to compliance with the terms of the Agreement.  The transferee becomes a substitute unitholder on the date of such transfer. Consent to units transfer is not required for purchasers and investors as specified in the agreement. No transfer of any unit or economic interest is permitted if such a transfer would cause Holdco to have more than 100 partners and would create a risk that Holdco would be treated as a publicly traded partnership within the meaning of Section 7704 of the Internal Revenue Code.  An additional person may be admitted as a unitholder based on Board’s discretion.

Dissolution and Liquidation

Holdco shall dissolve upon the earlier of: (i) approval of the Board or the holders of the required interest or (ii) judicial dissolution or administrative dissolution of Holdco.  On dissolution of Holdco, the Board shall act as liquidator or may appoint one or more representative or unitholders as liquidator.  The liquidator shall sell any portion of Holdco’s assets and make final distributions.

(12)       Fair Value of Financial Instruments

The following methods and assumptions are used to estimate the fair values of the Company’s financial instruments:

(a)                                     Term Loans and Notes Payable

Term loans and notes payable are carried at the outstanding principal balances, net of issue discounts.  The following table presents the carrying value and estimated fair value of the Company’s term loans and notes payable as of December 31, 2012:

	December 31, 2012
		Estimated
	Carrying Value	Fair Value

Term Loan	$146,156,643	$129,081,934
Notes Payable	62,109,284	70,990,262
Totals	$208,265,927	$200,072,196

CBR Holdco, LLC

Notes to the Consolidated Financial Statements

For the period from July 13, 2012 (date of inception) to December 31, 2012

The estimated fair values of the term loans and notes payable were based on the then-current rates available to the Company for debt of similar terms and remaining maturities and also took into consideration default and credit risk.  The Company determined the estimated fair value amount by using available market information and commonly accepted valuation methodologies. The fair value of the long-term debt was categorized as Level 3 in the fair value hierarchy.

(b)                                     Assets/Liabilities Measured at Fair Value on a Recurring Basis

In the tables below, the Company has segregated all assets and liabilities that are measured at fair value on a recurring basis into the most appropriate level within the fair value hierarchy based on the inputs used to determine the fair value at the measurement date.

December 31, 2012
Quoted prices in
	Active Markets for	Significant Other	Significant
	Identical	Observable Inputs	Unobservable
Liabilities	Items (Level 1)	(Level 2)	Inputs (Level 3)
Contingent consideration	$—	$—	$5,911,989

The Company measures the fair value of its Level 3 contingent consideration liabilities based on the income approach by using expected payouts, factoring in estimated staff retention for the ERA portion and based on the income approach by using expected future utilization of carry forward net operation losses for the state tax portion.  The estimated discount rate used ranged from 4.5% to 10.5%.

The following table presents the reconciliation for all assets and liabilities measured and recorded at fair value on a recurring basis using significant unobservable inputs (Level 3):

Contingent
Fair Value Using Level 3 Inputs	Consideration
Balance at July 13, 2012	$—
Additions	6,386,502
Transferred to Retained amount liability	(474,513)
Change in fair value	—
Balance at December 31, 2012	$5,911,989

(c)                                      Fair Value of Other Financial Instrument

The fair values of certain of the Company’s financial instruments that are not measured at fair value, including bank deposits, accounts receivable, accounts payable, approximate their carrying amounts due to their short maturities.

(13)                          401(k) Plan

The Company has a 401(k) profit sharing plan for all eligible employees and their beneficiaries. Contributions by the Company are determined by the Company’s Board of Directors and are discretionary.

CBR Holdco, LLC

Notes to the Consolidated Financial Statements

For the period from July 13, 2012 (date of inception) to December 31, 2012

(14)                          Commitments and Contingencies

(a)                                 Rental Commitments

The Company leases office space under a non-cancelable operating lease. The office space lease expires in September 2017. The office space lease provides for an annual 3% increase in rent. Rent expense under the lease totaled $50,875 during July 13, 2012 to December 31, 2012. Future minimum lease commitments are as follows:

2013	$947,921
2014	999,068
2015	1,029,040
2016	1,059,911
2017	812,686
Total	$4,848,626

(b)                                 Legal Matters

From time to time, in the ordinary course of business, various claims may be made against the Company. The Company is not aware of any claims that could materially affect the financial statements.

(c)                                  Class Action

In January 2012, a class action lawsuit was commenced, naming CBR as the defendant. The plaintiffs allege that CBR breached the California Confidentiality of Medical Information Act as a result of medical records being stolen from an employee’s vehicle. In February 2013, Holdco presented their preliminary settlement to the court, which includes two years of credit monitoring and identity theft insurance for each class member. In February 2013, class members were also notified of the terms of the settlement. Class members are required to enroll online for credit monitoring and identity theft insurance by May 2013 and November 2013, respectively. As a result of these terms, Holdco also entered into a contract with a credit monitoring company to cover a minimum of $600,000 in credit monitoring services. Holdco believes the retained amount established at the close of acquisition of CBR will be sufficient to cover any losses that may result from this matter and thus will not have a material impact on its operations.

(d)                                 Purchase Commitment

The Company has a purchase commitment with the manufacturer of the processing bags. For 2013, the Company has committed to purchase $5,049,000 worth of processing bags.

(15)                          Related Party Transactions

The Company entered into an advisory services agreement with the Company’s primary equity sponsor, GTCR, effective September 19, 2012. GTCR provides the Company financial and management consulting services in the areas of corporate strategy, budgeting of future corporate investments, acquisition and divestiture strategies and debt and equity financings.

The advisory services agreement provides that the Company pay placement fees to GTCR of 1% of the gross amount of any debt or equity financing. During the period from July 13, 2012 (date of inceptions) to

CBR Holdco, LLC

Notes to the Consolidated Financial Statements

For the period from July 13, 2012 (date of inception) to December 31, 2012

December 31, 2012, the Company incurred placement fees of $4,646,672. Of this amount $2,528,614 was recorded as transaction costs and expensed in the period from July 13, 2012 (date of inception) to December 31, 2012 and $2,118,058 was deferred as debt issuance costs and will be amortized as non-cash interest expense utilizing the effective interest rate method over the period ending on the scheduled maturity dates of the Term Loans and Notes Payable (see Note 7).

The advisory services agreement provides that the Company pay a $125,000 quarterly management fee to GTCR. During the period from July 13, 2012 (date of inceptions) to December 31, 2012 the Company paid management fees of $250,000.

The Company also reimburses GTCR for out-of-pocket expenses incurred while providing the above professional services. During the period from July 13, 2012 (date of inceptions) to December 31, 2012 the Company reimbursed out-of-pocket expenses to GTCR of $200,716.

The Company has an agreement with a firm that provides legal services.  Two employees of that firm are equity investors in the Company. During the period from July 13, 2012 (date of inception) to December 31, 2012 the Company paid $225,687 in fees to this firm.

(16)      Subsequent Events

On May 31, 2013 the Company executed a first amendment to the credit agreement.  Pursuant to the amendment, required delivery to the lending institutions of the Company’s financial statements for the period from July 13, 2012 (date of inception) to December 31, 2012 was extended to June 14, 2013.

The Company has evaluated subsequent events from the balance sheet date through April 14, 2015, the date at which the financial statements were available to be issued.